CERTIFICATE OF AMENDMENT
                                    TO
                      THE ARTICLES OF INCORPORATION
                                    OF
                      GOLDEN PANTHER RESOURCES, LTD.

                  The undersigned Secretary of Golden Panther Resources, Ltd., a Nevada corporation pursuant to the provisions of Section
           78.385 and 78.390. of the Nevada Revised Statutes, for the purpose of amending the Articles of Incorporation of the said Corporation do certify as follows:

                  That the Board of Directors of the said corporation, at a meeting duly convened and held on the 5th day of March, 1998, adopted resolutions to amend the Articles of Incorporation, as follows:


           ARTICLE I shall be amended as follows:

           The name of the corporation is "Panther Resources Ltd."

           The foregoing amendment to the Articles of Incorporation was duly adopted by the shareholders of the Corporation at a Special Meeting held March 5th, 1998, pursuant to Section 78.320 of the Nevada Revised Statute.

           The number of shares of Common Stock of the Corporation outstanding and entitled to vote on the foregoing amendments to the Articles of Incorporation on March 5th, 1998 were 23,031,004 shares and the said amendments were approved and consented to by 12,601,988 shares being voted in person or by proxy, which represented more than a 50% majority of the issued and outstanding shares of the Common Stock of the Corporation.

           The undersigned Secretary of the Corporation hereby declares that the foregoing Certificate of Amendment to Articles of Incorporation is true and correct to the best of her knowledge and belief.

           IN WITNESS WHEREOF, this certificate has been executed by the undersigned on March 5th, 1998.
           /s/Katharine Johnston
           Katharine Johnston, Secretary/Director